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                                                                    EXHIBIT 99.1


ANCHOR BANCORP AND LEDGER CAPITAL CORP. MERGER COMPLETED NOVEMBER 09, 2001


MADISON and GLENDALE, Wis.--(BUSINESS WIRE)--Nov. 9, 2001--Anchor BanCorp Wisconsin Inc., Madison, Wisconsin, (NASDAQ:"ABCW") and Ledger Capital Corp., Glendale, Wisconsin (NASDAQ: "LEDG") announced their merger closed today, Friday, November 9. All Ledger offices will open as AnchorBank offices Monday, November 12.

Douglas J. Timmerman, President of AnchorBank remarked "I am extremely happy to welcome Ledger Bank staff, customers and shareholders to the AnchorBank family. This is our third merger since we converted to stock in 1992, and our fifteenth acquisition since 1980. Every time we expand we offer our customers more choices while retaining our focus of providing excellence in customer service."

James D. Smessaert, President of Ledger said, "We believe this merger is in the long-term interests of both our customers and our shareholders. Our shareholders will receive shares in a company whose management and directors have a long-term track record of increasing stockholder value. For our customers, it is a merger of neighbors, so all Ledger Bank offices will continue to operate. This means that you will see the same friendly people cashing your checks, taking your deposits and opening your accounts. Our customers be able to do business in Anchor offices throughout the state." In the merger, Ledger Capital Corp. shareholders will receive 1.1 shares of Anchor BanCorp Wisconsin, Inc. stock for each share of Ledger stock or the cash equivalent. The number of shares converted to cash cannot exceed 20% of the total number of Ledger shares outstanding.

Anchor is the parent holding company for AnchorBank, fsb, a $3.1 billion financial institution with 49 full service offices and 3 lending only facilities in 36 Wisconsin cities. Ledger was the parent holding company for Ledger Bank, ssb, a $493.1 million financial institution with 4 full service offices in 3 Wisconsin cities. Ledger recently changed its name from Hallmark Capital Corp., while Ledger Bank was previously known as West Allis Savings Bank. With this merger, Anchor becomes a $3.6 billion financial institution with 53 full service and three lending only offices in the five largest population areas in the State of Wisconsin.

The Board of Directors of the combined company will include all the existing Board members of Anchor and James D. Smessaert from the Ledger Board.

Contact Information:
Anchor BanCorp Wisconsin Inc.
Douglas J. Timmerman, 608/252-8782
or
Ledger Capital Corp.
James D. Smessaert, 414/290-7900